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                                                                  EXHIBIT 99.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Genomica Common Stock (as defined below). The Offer (as defined below) is made by the Prospectus (as defined below) and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Genomica Common Stock other than Exelixis (as defined below) and its subsidiaries. This Offer, however, is not being made to, nor will shares of Genomica Common Stock be accepted from or on behalf of, holders of shares of Genomica Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Merger Sub (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of shares of Genomica Common Stock in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Merger Sub's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


               NOTICE OF OFFER TO EXCHANGE SHARES OF COMMON STOCK

                                       OF

                                 EXELIXIS, INC.

                                       BY

                        BLUEGREEN ACQUISITION SUB, INC.,
                  A WHOLLY OWNED SUBSIDIARY OF EXELIXIS, INC.,

                   FOR EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                              GENOMICA CORPORATION

         Bluegreen Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Exelixis, Inc., a Delaware corporation ("Exelixis"), is offering to exchange a portion of a share of Exelixis common stock, par value $0.001 per share ("Exelixis Common Stock"), for each outstanding share of common stock, par value $0.001 per share ("Genomica Common Stock"), of Genomica Corporation, a Delaware corporation ("Genomica"), based on the exchange ratio described below and upon the terms and subject to the conditions set forth in the Prospectus, dated November 29, 2001 (the "Prospectus") and in the related Letter of Transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001 (the "Merger Agreement"), among Exelixis, Merger Sub and Genomica. The Merger Agreement provides, among other things, that following completion of the Offer, Merger Sub will be merged with Genomica, with Genomica surviving the merger as a wholly owned subsidiary of Exelixis.

         The exchange ratio in the Offer is a number equal to the quotient obtained by dividing the Genomica common stock value, determined as described below, by the greater of (i) $13.30285 or (ii) the average closing sales price of Exelixis Common Stock on the Nasdaq National Market during the 18 trading-day period ending two trading days before the initial expiration of the Offer (as reported in The Wall Street Journal, or if not reported in The Wall Street Journal, any other authoritative source). The Genomica common stock value will be determined by dividing $110.0 million by the sum of the number of shares of Genomica Common Stock and Genomica preferred stock, plus the number of shares of Genomica Common Stock issuable upon the exercise of all stock options and warrants with a per share exercise price of $5.00 or less, each as outstanding as of the date that Exelixis first accepts shares of Genomica Common Stock for payment pursuant to the Offer.

         Stockholders of record who tender directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of shares of Genomica Common Stock pursuant to the Offer. Stockholders who hold their shares of Genomica Common Stock through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of Mellon Investor Services LLC, which is acting as the exchange agent (the "Exchange Agent") and as the information agent (the "Information Agent"), incurred in connection with the Offer.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON DECEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, at least a majority of the total number of shares of Genomica Common Stock plus the total number of shares of Genomica Common Stock issuable upon exercise of options to acquire shares of Genomica Common Stock, each as outstanding immediately before the expiration of the Offer, as it may be extended pursuant to the Merger Agreement, having been validly tendered and not properly withdrawn. No fraction of a share of Exelixis Common Stock will be issued. Instead, a check will be issued for the cash value of any fraction of a share of Exelixis Common Stock that a Genomica stockholder would otherwise be entitled to receive. The Offer is also subject to other conditions. See the Prospectus.

         The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, Merger Sub will be merged with Genomica (the "Merger"), with Genomica surviving the Merger as a wholly owned subsidiary of Exelixis. At the effective time of the Merger (the "Effective Time"), each share of Genomica Common Stock issued and outstanding immediately before the Effective Time (other than shares held by Genomica, or shares of Genomica Common Stock beneficially owned by Exelixis or its subsidiaries and any shares as to which appraisal rights have been exercised, if such rights are available) shall be converted into the right to receive the same consideration paid in the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement is more fully described in the Prospectus.

         The Board of Directors of Genomica has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Genomica's stockholders (other than Exelixis and its subsidiaries), (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that Genomica's stockholders accept the Offer and tender their shares of Genomica Common Stock pursuant thereto.

         For purposes of the Offer, Merger Sub shall be deemed to have accepted for exchange, and thereby exchanged, shares of Genomica Common Stock validly tendered and not properly withdrawn if and when, Merger Sub gives oral or written notice to the Exchange Agent of its acceptance of the tender of such shares of Genomica Common Stock. Delivery of shares of Exelixis Common Stock in exchange for shares of Genomica Common Stock pursuant to the Offer and cash to be paid in lieu of fractional shares of Exelixis Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving shares of Exelixis Common Stock and cash to be paid in lieu of fractional shares of Exelixis Common Stock from Merger Sub and transmitting such shares of Exelixis Common Stock and cash to validly tendering stockholders. In all cases, payment for shares of Genomica Common Stock accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing such shares of Genomica Common Stock (or timely confirmation of a book-entry transfer of such shares of Genomica Common Stock into the Exchange Agent's account at The Depository Trust Company ("DTC")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" means 12:00 midnight, New York City time, on December 27, 2001, unless and until Merger Sub (subject to the terms and conditions of the Merger Agreement) extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Sub, shall expire before the acceptance for exchange of any shares of Genomica Common Stock. If the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer, Merger Sub may extend the Offer until such time as such conditions are satisfied or waived; provided that no single extension shall exceed ten business days.

         Merger Sub may (subject to the provisions of the Merger Agreement), at any time or from time to time, extend the Offer for any period required by any rule, regulation or order of the Securities and Exchange Commission applicable to the Offer. Subject to the provisions of the Merger Agreement, Merger Sub expressly reserves the right to waive the conditions to the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of Genomica, no change may be made that decreases the number of shares of Genomica Common Stock sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in the Merger Agreement, changes or waives the minimum tender condition or other specified conditions to the Offer set forth in the Merger Agreement in any manner which is adverse to the holders of shares of Genomica Common Stock, extends the Expiration Date of the Offer (except as provided above) or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of the shares of Genomica Common Stock. If Merger Sub extends the Offer, Merger Sub will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all shares of Genomica Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right to withdraw the shares of Genomica Common Stock at any time before the final Expiration Date. If the Offer is extended following the Expiration Date, shares of Genomica Common Stock theretofore accepted for exchange may not be withdrawn.

         Tenders of shares of Genomica Common Stock made pursuant to the Offer are irrevocable, except that shares of Genomica Common Stock tendered pursuant to the Offer may be withdrawn at any time before the date that shares of Genomica Common Stock are accepted for payment pursuant to the Offer. For a withdrawal of shares of Genomica Common Stock tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in the Prospectus. Any notice of withdrawal must specify the name of the person who tendered the shares of Genomica Common Stock to be withdrawn, the number of shares of Genomica Common Stock to be withdrawn and the name(s) in which the certificate(s) representing such shares of Genomica Common Stock are registered, if different from that of the person who tendered such shares of Genomica Common Stock. If certificates for the shares of Genomica Common Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers shown on the particular certificate(s) evidencing the shares of Genomica Common Stock to be withdrawn must also be furnished to the Exchange Agent prior to the physical release of the shares of Genomica Common Stock to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus) (except in the case of shares of Genomica Common Stock tendered by an Eligible Institution). If shares of Genomica Common Stock have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn shares of Genomica Common Stock and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Merger Sub, in its sole discretion, and its determination will be final and binding on all parties.

         The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

         In connection with the Offer, Genomica has provided Merger Sub with the names and addresses of all record Genomica stockholders and security position listings of shares of Genomica Common Stock held in stock depositories. The Prospectus, the related Letter of Transmittal and other related materials will be mailed to registered Genomica stockholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Genomica Common Stock.

         The Prospectus and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

         Any questions or requests for assistance or for additional copies of the Prospectus, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Merger Sub's expense. Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of shares of Genomica Common Stock pursuant to the Offer.


                     The Information Agent for the Offer is:

                         Mellon Investor Services LLC
                                44 Wall Street
                                  7th Floor
                              New York, NY 10005

                        Call Toll-Free: (866) 323-8159


 November 29, 2001